EXHIBIT 99.1

Shenandoah Telecommunications Company Reports First Quarter 2026 Results

EDINBURG, Va., May 01, 2026 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced first quarter 2026 financial and operating results.

First Quarter 2026 Highlights

  Glo Fiber Expansion Markets revenue grew 34.6% year over year to $24.8 million.
  Total revenue increased 4.8% year over year to $92.2 million.
  Net loss from operations was $15.8 million compared to $9.1 million in the first quarter of 2025.
  Adjusted EBITDA1 grew 15.0% year over year to $31.7 million.

“We have excellent momentum in our fiber businesses, with approximately 6,000 Glo Fiber net additions and 4.7% commercial fiber revenue growth in the first quarter, driving strong Adjusted EBITDA growth of 15%,” said Ed McKay, President and CEO. “We remain on track to complete our Glo Fiber expansion in 2026 and achieve positive free cash flow in 2027.”

Shentel’s first-quarter earnings conference call will be webcast at 8:30 a.m. ET on Friday, May 1, 2026. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

First Quarter 2026 Results Compared with First Quarter 2025

  Residential & SMB - Glo Fiber Expansion Markets2 revenue (26.9% of total) increased $6.4 million, or 34.6%, primarily due to a 33.7% increase in data revenue generating units (“RGUs”).
  Residential & SMB - Incumbent Broadband Markets3 revenue (44.6% of total) decreased $2.2 million, or 5.1%, primarily due to a 14.6% decline in video RGUs and a 1.6% decline in data average revenue per user (“ARPU”).
  Commercial Fiber revenue (22.3% of total) increased $0.9 million, or 4.7%, primarily due to an increase in recurring revenue resulting from additional circuit services sold to existing customers.
  RLEC & Other revenue (6.2% of total) decreased $0.8 million, or 13.0%, primarily due to a 28.0% decrease in Digital Subscriber Line RGUs and $0.3 million decrease in government support revenue.
  Cost of services decreased by $1.2 million, or 3.7%, primarily due to government grant reimbursements of certain indirect operating costs and a decrease in video programming costs driven by declining video RGUs.
  Selling, general and administrative expense increased by $2.4 million, or 7.7%. The increase was primarily due to an increase in advertising costs and payroll costs driven by expansion of the Glo Fiber homes passed and higher stock compensation.
  Restructuring, integration and acquisition expense increased by $1.9 million, or 378.4%. Restructuring, integration and acquisition expense in 2026 related primarily to accrued severance costs associated with the previously announced reduction in force.
  Depreciation and amortization increased by $5.5 million, or 18.7%, primarily due to the Company’s expansion of its Glo Fiber network and $2.8 million in write-offs primarily related to project costs under construction for markets that construction was cancelled due to higher costs to build.

Other Information

  Capital expenditures were $75.8 million for the three months ended March 31, 2026 compared with $83.2 million for the three months ended March 31, 2025. The $7.4 million decrease in capital expenditures was primarily driven by a slow down in capital projects as Shentel approaches the completion of its Glo Fiber market expansion project.
  The Company received $11.5 million and $6.9 million in government grant cash receipts during the three months ended March 31, 2026 and 2025, respectively.
  As of March 31, 2026, the Company’s total available liquidity was $194.5 million, consisting of (i) unrestricted cash and cash equivalents totaling $43.8 million; (ii) restricted cash as required by the ABS Indenture totaling $27.3 million (iii) $67.8 million of availability under Shentel Broadband’s Revolving Credit Facility; (iv) $17.8 million under Shentel Issuer’s Variable Funding Note (“VFN”); and (v) an aggregate of $37.8 million remaining reimbursements available under government grants, subject to fulfilling the terms of the underlying agreements. In addition, the Company has $117.2 million of VFN commitments that are not available to draw as of March 31, 2026. The available capacity of the VFN will increase based on the secured fiber network revenue growth from the ABS Entities multiplied by (i) a margin as defined in the ABS Indenture and (ii) 6.25x multiple.
  On February 23, 2026, the Company announced a reduction in force of approximately 10% of its employees to align the business with the end of the Glo Fiber construction phase that is expected to be substantially complete by end of 2026. Employee departure dates will be staggered with the largest impact in the fourth quarter of 2026. The Company expects to save approximately $12.3 million annually beginning in 2027 with approximately half of the savings impacting operating expenses and half impacting capitalized labor that is included in capital expenditures. The Company expects to incur approximately $3.1 million in restructuring costs to achieve these savings. During the three months ended March 31, 2026, Shentel incurred $2.1 million in severance expense, included in restructuring, integration and acquisition expense in the condensed consolidated statements of operations. No severance payments were made during this period.

2026 Financial Outlook

The Company reiterates its 2026 financial guidance.

	Year Ending December 31, 2026	Year Ended December 31, 2025	% Change 2025 to 2026 Midpoint
(dollars in millions)	Guidance Range
Total Revenue	$370 - $377	$358	4.4%
Adjusted EBITDA[1]	$131 - $136	$119	12.1%
Capital Expenditures, net of government grant reimbursements	$220 - $250	$296	(20.7)%

1 Further clarification and explanation of this non-GAAP measure can be found in the “Non-GAAP Financial Measures” section of this release below.

The 2026 financial guidance presented above does not reflect any assumptions regarding the potential impacts of ongoing global geopolitical conflicts, the evolving tariff environment, and disruption and uncertainty caused by a U.S. government shutdown, including uncertainty regarding the timing of federal funding and grant payments. The Company does not provide a reconciliation for Adjusted EBITDA forecasts (which represents a forecast of a non-GAAP financial measure) because it cannot predict the special items that could arise without unreasonable effort.

Earnings Call Webcast

Date: Friday, May 1, 2026
Time: 8:30 a.m. ET
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dedicated internet access, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 19,400 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements and projections about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, changes in overall economic conditions including ongoing geopolitical conflicts, rising inflation, changes in tariffs, new or changing regulatory requirements, disruption and uncertainty caused by a U.S. government shutdown, including uncertainty regarding the timing of federal funding and grant payments, changes in technologies, changes in competition, changing demand for our products and services, our ability to execute our business strategies, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:

Shenandoah Telecommunications Company
Lucas Binder
Vice President of Corporate Finance
540-984-4800
Lucas.Binder@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended March 31,
	2026	2025
Residential & SMB - Incumbent Broadband Markets[1]	$41,143	$43,359
Residential & SMB - Glo Fiber Expansion Markets[2]	24,828	18,444
Commercial Fiber	20,542	19,612
RLEC & Other	5,640	6,483
Service revenue and other	92,153	87,898
Operating expenses:
Cost of services, exclusive of depreciation and amortization	31,824	33,030
Selling, general and administrative	33,387	30,992
Restructuring, integration and acquisition	2,440	510
Depreciation and amortization	34,971	29,458
Total operating expenses	102,622	93,990
Operating loss	(10,469)	(6,092)
Other (expense) income:
Interest expense	(9,435)	(4,892)
Other income, net	45	733
Loss before income taxes	(19,859)	(10,251)
Income tax benefit	(4,108)	(1,119)
Net loss	(15,751)	(9,132)
Dividends on redeemable noncontrolling interest	1,577	1,472
Net loss attributable to common shareholders	$(17,328)	$(10,604)

Net loss per share attributable to common shareholders, basic and diluted:
Net loss per share	$(0.31)	$(0.19)

Weighted average shares outstanding	55,554	54,959

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  Revenue from residential and small and medium business (“SMB”) customers in Incumbent Broadband Markets is primarily earned through the Company’s provision of data, video and voice services over primarily hybrid fiber coaxial cable and to a lesser extent FTTH networks in incumbent markets.
  Revenue from residential and SMB customers in Glo Fiber Expansion Markets is primarily earned through the Company’s provision of data, video and voice services over FTTH networks in new greenfield expansion markets.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$43,767	$27,259
Restricted cash and cash equivalents	27,311	20,945
Accounts receivable, net of allowance for credit losses of $1,096 and $829, respectively	24,759	31,497
Income taxes receivable	2,544	2,544
Prepaid expenses and other	15,843	15,198
Total current assets	114,224	97,443
Investments	16,113	16,510
Property, plant and equipment, net	1,629,208	1,601,609
Goodwill	67,538	67,538
Intangible assets, net	88,960	89,353
Operating lease right-of-use assets	19,084	19,657
Deferred charges and other assets	17,835	18,652
Total assets	$1,952,962	$1,910,762
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,187	$61,355
Advanced billings and customer deposits	17,884	16,909
Accrued compensation	12,316	13,334
Current operating lease liabilities	2,850	2,819
Accrued liabilities and other	14,325	14,079
Total current liabilities	101,562	108,496
Long-term debt, net of unamortized loan fees	693,887	628,237
Other long-term liabilities:
Deferred income taxes	153,510	157,618
Benefit plan obligations	4,161	4,150
Non-current operating lease liabilities	10,096	10,632
Other liabilities	32,705	32,340
Total other long-term liabilities	200,472	204,740
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	90,083	88,506
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 55,302 and 54,899 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid in capital	160,719	157,216
Retained earnings	706,239	723,567
Total shareholders’ equity	866,958	880,783
Total liabilities, temporary equity and shareholders’ equity	$1,952,962	$1,910,762

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(15,751)	$(9,132)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,543	28,984
Amortization of intangible assets	428	474
Stock-based compensation expense, net of amount capitalized	4,798	3,717
Deferred income taxes	(4,108)	(1,119)
Provision for credit losses	433	288
Other, net	1,427	480
Changes in assets and liabilities:
Accounts receivable	904	2,490
Current income taxes	—	164
Operating lease assets and liabilities, net	(18)	(135)
Other assets	298	(682)
Accounts payable	19	992
Other deferrals and accruals	1,398	(5,997)
Net cash provided by operating activities	24,371	20,524

Cash flows from investing activities:
Capital expenditures	(75,821)	(83,236)
Government grants received	11,548	6,929
Proceeds from sale of assets and other	163	47
Net cash used in investing activities	(64,110)	(76,260)

Cash flows from financing activities:
Proceeds from credit facility borrowings	65,000	100,000
Principal payments on long-term debt	—	(2,178)
Payments for debt issuance and amendment costs	(429)	—
Taxes paid for equity award issuances	(1,482)	(787)
Payments for financing arrangements and other	(476)	(24)
Net cash provided by financing activities	62,613	97,011
Net increase in cash and cash equivalents	22,874	41,275
Cash, cash equivalents, and restricted cash, beginning of period	48,204	46,272
Cash, cash equivalents, and restricted cash, end of period	$71,078	$87,547

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(9,741)	$(4,262)
Income tax refunds received	$—	$164

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of Net loss, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,
(in thousands)	2026	2025
Net loss	$(15,751)	$(9,132)
Depreciation and amortization	34,971	29,458
Interest expense	9,435	4,892
Other income, net	(45)	(733)
Income tax benefit	(4,108)	(1,119)
Stock-based compensation	4,798	3,717
Restructuring, integration and acquisition	2,440	510
Adjusted EBITDA	$31,740	$27,593

Adjusted EBITDA margin	34%	31%

Supplemental Information

Operating Statistics

	Three Months Ended March 31,
	2026	2025
Homes and businesses passed (1)
Incumbent Broadband Markets	252,654	240,788
Glo Fiber Expansion Markets	449,147	362,861
Total homes and businesses passed	701,801	603,649

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Incumbent Broadband Markets	111,357	111,860
Glo Fiber Expansion Markets	93,922	70,565
Broadband Data	205,279	182,425
Video	34,861	38,395
Voice	26,846	26,037
Total Residential & SMB RGUs (excludes RLEC)	266,986	246,857

Residential & SMB Penetration (2)
Incumbent Broadband Markets	44.1%	46.5%
Glo Fiber Expansion Markets	20.9%	19.4%
Broadband Data	29.3%	30.2%
Video	5.0%	6.4%
Voice	4.1%	4.5%

Fiber route miles	19,463	17,224
Total fiber miles (3)	2,021,546	1,893,402

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(1)	Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2)	Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Residential & SMB ARPU
	Three Months Ended March 31,
($ in thousands, except ARPU)	2026	2025
Residential & SMB Revenue:
Incumbent Broadband Markets	$27,475	$27,875
Glo Fiber Expansion Markets	21,040	15,764
Broadband Data	48,515	43,639
Video	13,995	14,658
Voice	2,604	2,560
Other	857	946
Total Residential & SMB Revenue	$65,971	$61,803

Average RGUs:
Incumbent Broadband Markets	111,671	111,528
Glo Fiber Expansion Markets	90,738	67,868
Broadband Data	202,409	179,396
Video	35,261	39,256
Voice	26,758	25,857

ARPU: (1)
Incumbent Broadband Markets	$82.01	$83.31
Glo Fiber Expansion Markets	$77.29	$77.42
Broadband Data	$79.90	$81.09
Video	$132.30	$124.46
Voice	$32.44	$33.00

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(1)	Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.

1 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
2 Glo Fiber Expansion Markets consists of fiber to the home (“FTTH”) passings in greenfield expansion markets.
3 Incumbent Broadband Markets consists of incumbent cable markets and incumbent telephone markets with FTTH passings.